Exhibit 10.40

November 12, 2015

Dear Robert Andrade (“Employee”):

On behalf of the Board of Directors of Fennec Pharmaceuticals, Inc. (“Fennec” or the “Company”), I am pleased to make you an executable offer to join the Company as its Chief Financial Officer. The purpose of this agreement is to clarify the terms of Employee’s employment with the Company, including Employee’s compensation level and benefit entitlements.

1.    Employment and Duties.

A. The Company hereby agrees to employ Employee as Chief Financial Officer (“CFO”) as of November 12, 2015 (the “Effective Date”). In that position, Employee will report directly to the Company’s Chief Executive Officer, and Employee hereby agrees to accept such employment upon the terms and conditions hereinafter set forth.

B. Employee will perform the duties inherent in Employee’s position in good faith and in a reasonable and appropriate manner.

2.    Compensation.

A. Employee’s initial base salary will be at the rate of $165,000 per year. Employee’s base salary will be subject to adjustment by the Company's Board of Directors on an annual basis.

B. Employee shall be entitled to receive an annual bonus based upon the Company’s and Employee’s performance during the applicable year (the “Annual Bonus”). The Annual Bonus shall be determined and paid by the Company’s Board of Directors by no later than the close of the first quarter of the following calendar year.

C. Employee’s base salary will be paid at periodic intervals in accordance with the Company's payroll practices for salaried employees. The Company will deduct and withhold, from the base salary and bonuses payable to Employee hereunder, any and all applicable Federal, state and local income and employment withholding taxes and any other amounts required to be deducted or withheld by the Company under applicable statute or regulation.

3.    Employee Stock Options.

A. Upon execution of this Agreement and conditional upon the approval of Fennec’s shareholders, as required by applicable law and regulations, and any other regulatory requirements, Fennec will extend Employee's existing options (the “Equity Options”) to their original expiry date of seven years from issuance, provided that the expiry date of the options granted on August 18, 2010 shall expire on August 18, 2018 if the Company’s stock option plan (the Plan”) is amended to permit such a term. These options will be immediately vested and shall otherwise be subject to the terms and conditions of the Plan, as amended. For the avoidance of doubt, the Equity Options are listed below with their amended expiry date of August 18, 2017 and/or August 18, 2018 (as applicable) conditioned as stated above.

				Current	Amended
Employee	Grant Date	Shares	Strike Price (CAD)	Expiry Date	Expiry Date
Robert Andrade	8/18/2011	17,050	$1.89	8/13/2016	8/18/2018
Robert Andrade	8/18/2010	323,961	$2.43	8/13/2016	8/18/2017	*
	Total	341,011

* Or 8/18/2018, if the Plan is amended to permit such a term.

B. At the discretion of the Company’s Board of Directors, Employee may be granted stock option awards in addition to the Equity Grant described in 3(A).

4.    Expense Reimbursement. Employee will be entitled to reimbursement from the Company for all customary, ordinary and necessary business expenses incurred by Employee in the performance of Employee’s duties hereunder, provided Employee furnish the Company with vouchers, receipts and other details of such expenses within ninety(90) days after they are incurred.

5.    Fringe Benefits. Employee will be eligible to participate in any group life insurance plan, group medical and/or dental insurance plan, accidental death and dismemberment plan, short-term disability program and other employee benefit plans, including any Section 401(k) plan or employee stock purchase plan if and when established, which are made available to executive officers of the Company and for which Employee otherwise qualify.

6.    Vacation. Employee will accrue paid vacation benefits in accordance with Company policy in effect for executive officers.

7.    Proprietary Information. Upon the commencement of Employee’s services as CFO, Employee will sign and deliver to the Company the standard-form Proprietary Information and Inventions Agreement required of all key employees of the Company.

8.    Termination of Employment.

A. Employee’s employment shall commence as of the Effective Date and shall continue for a period of one (1) year unless terminated by either party, provided, however that the term of this Agreement shall be extended automatically for additional one-year periods (the “Renewal Term”).

Andrade Employment Contract

B. The Company may terminate Employee’s employment under this agreement at any time for any reason by providing Employee with at least thirty (30) days prior written notice. However, such notice requirement is not required if Employee’s employment is terminated for cause as described in subparagraph 8(D) below.

C. If Employee’s employment is terminated by the Company (other than for cause) pursuant to Subsection 8(B) or by the Employee for “good reason” pursuant to Subsection 8(F), and such termination is not for any of the reasons set out in Subsections 8(D), then, following such termination, Employee shall be entitled to continue to receive the following as severance (the "Severance Benefits"):

(i) an amount equal to three (3) months of Employee’s Base Salary (if terminated on or prior to April 30, 2016) or six (6) months of Employee’s Base Salary (if terminated after April 30, 2016), in either case, minus any federal, state and local payroll taxes and other withholdings legally required or properly requested by Employee. The applicable foregoing amount shall be paid to Employee in full within five (5) days of termination. For the avoidance of doubt, if Employee is terminated (other than for cause) on May 1, 2016, Employee will receive an amount equal to six (6) months of Employee's Base Salary;

(ii) a pro rata share of any Annual Bonus earned by Employee for the year in which the termination takes place, minus any federal, state and local payroll taxes and other withholdings legally required or properly requested by Employee; and

(iii) acceleration of vesting of stock options as a result of such termination;

provided, however, Employee shall receive no Severance Benefits under this Paragraph 8(C) unless Employee executes and delivers to the Company, in a form acceptable to the Company and its counsel, a general release of claims against the Company (the “Release”), which Release is not revoked within any time period allowed for revocation under applicable law.

D. The Company may at any time, upon written notice, terminate Employee’s employment hereunder for cause as described in i and ii below. Such termination will be effective immediately upon such notice.

For purposes of this agreement, Employee’s employment with the Company will be deemed to have been involuntarily terminated for cause if Employee’s services are terminated by the Company for one or more of the following reasons:

i.	acts of fraud or embezzlement or other intentional misconduct which adversely affects the Company's business, or
ii.	misappropriation or unauthorized disclosure or use of the Company's proprietary information.

Andrade Employment Contract

E. Employee’s employment shall automatically terminate in the event of Employee’s death on the date of his death. However, all the “Severance Benefits” described in Section 8(C) shall be extended to Employee's beneficiaries for a period of 12 months.

F. Employee may terminate his employment under this agreement at any time for any reason upon thirty (30) days prior written notice to the Company. If the Employee terminates his employment for "good reason", the Employee is entitled to receive the “Severance Benefits” described in Section 8(C) and acceleration of vesting of stock options as a result of such termination. "Good reason" means: (i) a material decrease in the Employee’s title, duties, responsibilities, and/or compensation and benefits; or (ii) the Company’s material breach of the employment agreement that has not been cured within seven (7) days after Employee provides written notice of such material breach.

9. Governing Law. This agreement shall be governed by and construed according to the laws of the State of North Carolina, without reference to the choice of law or conflict of law provisions of such laws.

10. Entire Agreement. This agreement (inclusive of the Confidentiality and Intellectual Property Agreement incorporated herein) contains the entire agreement and understanding by and between the Company and Employee with respect to the terms described herein, and any representations, promises, agreements or understandings, written or oral, not herein contained shall be of no force or effect. No change or modification hereof shall be valid or binding unless the same is in writing and signed by the parties hereto.

Please indicate your acceptance of the foregoing provisions of this employment agreement by signing the enclosed copy of this agreement and returning it to the Company.

Very truly yours,

Fennec Pharmaceuticals, Inc.

By /s/ Rostislav Raykov

Title: Chief Executive Officer

Andrade Employment Contract

ACCEPTED BY AND AGREED TO

Signature: /s/ Robert Andrade

Dated: November 12, 2015

Andrade Employment Contract

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